Exhibit 12.1
STATEMENT REGARDING CALCULATION OF RATIO OF CONSOLIDATED EARNINGS TO
CONSOLIDATED FIXED CHARGES
(Dollars in thousands)

	Years Ended December 31,
	2006		2005		2004		2003		2002
Pre-tax income (loss), as reported	$455,277		$204,063		$16,233		$204,792		$126,047
Equity in earnings of investees[1]	87,762		19,026		5,205		11,229		9,939

Pre-tax income (loss) before adjustment for equity in earnings of equity investees	367,515		185,037		11,028		193,563		116,108

Fixed charges:
Interest expense	41,765		53,078		63,841		37,245		17,502
Rentals representing interest	3,808		3,810		2,893		4,829		3,468

Total fixed charges	45,573		56,888		66,734		42,074		20,970

Distributed income of equity investees	87,670		9,148		7,255		24,444		1,182

Pre-tax income (loss) before equity in earnings of investees plus fixed charges and distributed income of equity method investees	$500,758		$251,073		$85,017		$260,081		$138,260

Ratio of earnings to fixed charges	11.0	x	4.4	x	1.3	x	6.2	x	6.6	x

[1]	Equity in earnings of investees is in respect of those investments that are investment companies or similar equity method investees and, as such, are included as part of investment income on the consolidated statements of income.

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